UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Under §240.14a-12

MicroStrategy Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2017

Dear MicroStrategy Stockholder:

You are cordially invited to our Annual Meeting of Stockholders on Wednesday, May 31, 2017, beginning at 10:00 a.m., local time, at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182. The enclosed notice of annual meeting sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. The Board of Directors recommends that you vote “FOR” Proposals 1, 2 and 4 and for “3 YEARS” with respect to Proposal 3, as set forth in this proxy statement.

We look forward to seeing you there.

Very truly yours,

Michael J. Saylor

Chairman of the Board,

President & Chief Executive Officer

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

Notice of Annual Meeting of Stockholders

to be held on Wednesday, May 31, 2017

The Annual Meeting of Stockholders (the “Annual Meeting”) of MicroStrategy Incorporated, a Delaware corporation (the “Company”), will be held at the Company’s offices at 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182 on Wednesday, May 31, 2017 at 10:00 a.m., local time, to consider and act upon the following matters:

1.	to elect five (5) directors for the next year;

2.	to approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement;

3.	to recommend, on an advisory, non-binding basis, holding future executive compensation advisory votes every three years, every two years or every year;

4.	to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on April 3, 2017 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

W. Ming Shao

Senior Executive Vice President,

General Counsel and Secretary

Tysons Corner, Virginia

April 20, 2017

A STOCKHOLDER MAY OBTAIN ADMISSION TO THE MEETING BY IDENTIFYING HIMSELF OR HERSELF AT THE MEETING AS A STOCKHOLDER AS OF THE RECORD DATE. FOR A RECORD OWNER, POSSESSION OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. FOR A BENEFICIAL (BUT NOT OF RECORD) OWNER, A COPY OF A BROKER’S STATEMENT SHOWING SHARES HELD FOR HIS OR HER BENEFIT ON APRIL 3, 2017 WILL BE ADEQUATE IDENTIFICATION.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS OVER THE TELEPHONE OR ON THE INTERNET OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY MATERIALS, BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM. SUBMITTING VOTING INSTRUCTIONS OR A PROXY WILL NOT PREVENT YOU FROM ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

MICROSTRATEGY INCORPORATED

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

Proxy Statement for the Annual Meeting of Stockholders

to be held on Wednesday, May 31, 2017

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of MicroStrategy Incorporated (the “Company,” “MicroStrategy,” “we” or “us”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 31, 2017 at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182 at 10:00 a.m., local time, and at any adjournment thereof. For directions to the location of the Annual Meeting, please call (703) 848-8600 between the hours of 8:00 a.m. and 5:30 p.m., local time, on normal business days, and press “0” after hearing the voice prompt.

This proxy statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting with respect to the proposals set forth in this proxy statement. You do not need to attend the Annual Meeting to vote your shares. You may vote by proxy over the telephone, on the Internet or by mail, and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “Voting Procedures.” All executed proxies will be voted in accordance with the stockholders’ instructions on the matters set forth in the accompanying Notice of Annual Meeting, and if no choice is specified, executed proxies will be voted in accordance with the Board of Directors’ recommendations on such matters as set forth in this proxy statement. Any proxy or vote over the telephone or on the Internet may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, or a subsequently executed proxy vote over the phone or on the Internet or by voting in person at the Annual Meeting.

We made available this proxy statement, the Notice of Annual Meeting of Stockholders and the proxy card on or about April 20, 2017 to all stockholders entitled to vote at the Annual Meeting. If you owned our class A common stock, par value $0.001 per share, or our class B common stock, par value $0.001 per share (collectively, the “Common Stock”), at the close of business on April 3, 2017, the record date, you are entitled to vote at the Annual Meeting. On the record date, there were outstanding and entitled to vote an aggregate of 9,406,910 shares of our class A common stock and an aggregate of 2,035,184 shares of our class B common stock. Each share of class A common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the Annual Meeting and each share of class B common stock entitles the record holder thereof to ten votes on each of the matters to be voted on at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 31, 2017

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials on the Internet instead of mailing a printed copy of our proxy materials to all of our stockholders. Accordingly, we are sending a separate Notice of Internet Availability of Proxy Materials to our stockholders of record. All stockholders of record will have the ability to access the proxy materials and our annual report for the fiscal year ended December 31, 2016 (the “Annual Report”) on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed copy of the proxy materials and Annual Report. Instructions on how to access the proxy materials and Annual Report on the Internet and how to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials.

We intend to mail the Notice of Internet Availability of Proxy Materials on or about April 21, 2017 to all stockholders of record entitled to vote at the Annual Meeting.

Votes Required

The holders of shares of Common Stock representing a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of a plurality of the votes cast by the holders of Common Stock voting on the matter is required for the election of directors (Proposal 1). The affirmative vote of a majority of the votes cast by the holders of Common Stock voting on the matter is required for: (i) the approval, on an advisory, non-binding basis, of the compensation of our named executive officers as disclosed in this proxy statement (Proposal 2); (ii) the recommendation, on an advisory, non-binding basis, of one of the three frequency options (every three years, every two years or every year) for holding future executive compensation advisory votes (Proposal 3); and (iii) the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 4). With respect to Proposal 3, if none of the three frequency options receives the vote of a majority of the votes cast by the holders of Common Stock voting on the matter, we will consider the frequency option receiving the highest number of votes cast to be the frequency option that is preferred by our stockholders.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

Voting Procedures

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may (i) vote in person at the Annual Meeting or (ii) vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, on the Internet or by mail as instructed below to help ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and request a ballot to vote.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Stockholder Control Number from your proxy card or Notice of Internet Availability of Proxy Materials. Your vote must be received by 11:59 p.m., Eastern Daylight Time, on May 30, 2017 to be counted.

•	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Stockholder Control Number from your proxy card or Notice of Internet Availability of Proxy Materials. Your vote must be received by 11:59 p.m., Eastern Daylight Time, on May 30, 2017 to be counted.

•	To vote by mail, simply complete, sign and date the proxy card, and return it promptly in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To request a printed copy of the proxy card, follow the instructions found in the Notice of Internet Availability of Proxy Materials. If we receive your signed proxy card by May 30, 2017, the designated proxy holders will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Financial Institution or Other Nominee

If on April 3, 2017, your shares were held not in your name, but rather in an account at a brokerage firm, financial institution or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to help ensure that your vote is counted. Alternatively, you may vote over the telephone or on the Internet as instructed by your broker, financial institution or other nominee, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, financial institution or other nominee. Follow the instructions from your broker, financial institution or other nominee included with these proxy materials, or contact your broker, financial institution or other nominee to request a proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of April 3, 2017, unless otherwise indicated, by:

•	each person who is known by us to beneficially own more than 5% of any class of our Common Stock;

•	each director or nominee for director;

•	each of our named executive officers as defined in Item 402(a)(3) of Regulation S-K; and

•	all directors and current executive officers as a group.

Percentages in the table have been calculated based on 9,406,910 shares of class A common stock and 2,035,184 shares of class B common stock outstanding as of April 3, 2017. In accordance with the rules of the SEC, for the purpose of calculating each director’s or officer’s percentage of shares outstanding, any shares of class A common stock subject to outstanding stock options held by such person that are currently exercisable or will become exercisable within 60 days after April 3, 2017 are deemed to be outstanding shares of class A common stock. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares that they beneficially own, subject to any applicable community property laws.

	Number of Shares Beneficially Owned(2)				Percentage of Total Economic Interest (2)	Percentage of Total Voting Power (2)
	Class A Common Stock		Class B Common Stock
Beneficial Owner	Shares	% of Class	Shares	% of Class
Named Executive Officers and Directors:
Michael J. Saylor (1)(3)	300,000	3.2	2,011,668	98.8	19.7	67.9
Phong Q. Le (1)(4)	10,000	*	—	—	*	*
Timothy E. Lang (1)(5)	25,000	*	—	—	*	*
David J. Rennyson (1)(6)	35,000	*	—	—	*	*
W. Ming Shao (1)(7)	15,005	*	—	—	*	*
Robert H. Epstein (1)(8)	15,400	*	—	—	*	*
Stephen X. Graham (1)(9)	22,700	*	—	—	*	*
Jarrod M. Patten (1)(10)	26,683	*	—	—	*	*
Carl J. Rickertsen (1)(11)	33,000	*	—	—	*	*
5% Stockholders:
BlackRock, Inc. (12)	1,152,153	12.2	—	—	10.1	3.9
Eminence Capital, LP (13)	711,068	7.6	—	—	6.2	2.4
The Vanguard Group, Inc. (14)	797,589	8.5	—	—	7.0	2.7
Glenhill Advisors, LLC (15)	586,581	6.2	—	—	5.1	2.0
Invesco Ltd. (16)	507,750	5.4	—	—	4.4	1.7

All directors and current executive officers as a group (9 persons) (17)	482,788	5.1	2,011,668	98.8	20.9	68.1

*	Less than 1.0%.
(1)	Each such beneficial owner has an address in care of MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182.
(2)

The inclusion of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. The percentage of total economic interest and the percentage of total voting power are each calculated by treating the shares of our class A common stock and class B common stock together as a single class. Shares of class A common stock generally have the same rights, including rights to dividends, as shares of class B common stock, except that shares of class A common stock have one vote per share while shares of class B common stock have ten votes per share. Each share of class B common stock is convertible at any time, at the option of the holder, into one share of class A common stock.
(3)	Mr. Saylor’s holdings of Common Stock consist of (i) options exercisable on or within 60 days after April 3, 2017 to purchase 300,000 shares of class A common stock and (ii) 2,011,668 shares of class B common stock owned by Alcantara LLC, which is wholly owned by Mr. Saylor.
(4)	Mr. Le’s holdings of Common Stock consist of options exercisable on or within 60 days after April 3, 2017 to purchase 10,000 shares of class A common stock.
(5)	Mr. Lang’s holdings of Common Stock consist of options exercisable on or within 60 days after April 3, 2017 to purchase 25,000 shares of class A common stock.
(6)	Mr. Rennyson’s holdings of Common Stock consist of options exercisable on or within 60 days after April 3, 2017 to purchase 35,000 shares of class A common stock.
(7)	Mr. Shao’s holdings of Common Stock consist of (i) 5 shares of class A common stock held by Mr. Shao directly and (ii) options exercisable on or within 60 days after April 3, 2017 to purchase 15,000 shares of class A common stock.
(8)	Mr. Epstein’s holdings of Common Stock consist of options exercisable on or within 60 days after April 3, 2017 to purchase 15,400 shares of class A common stock.
(9)	Mr. Graham’s holdings of Common Stock consist of (i) 200 shares of class A common stock held by Mr. Graham directly and (ii) options exercisable on or within 60 days after April 3, 2017 to purchase 22,500 shares of class A common stock.
(10)	Mr. Patten’s holdings of Common Stock consist of options exercisable on or within 60 days after April 3, 2017 to purchase 26,683 shares of class A common stock.
(11)	Mr. Rickersten’s holdings of Common Stock consist of (i) 3,000 shares of class A common stock held by Mr. Rickertsen directly and (ii) options exercisable on or within 60 days after April 3, 2017 to purchase 30,000 shares of class A common stock.
(12)	The number of shares beneficially owned (and other information in this footnote) is as of December 31, 2016, based on a Schedule 13G/A filed on January 12, 2017 with the SEC by BlackRock, Inc. and BlackRock Fund Advisors. The foregoing entities beneficially own 1,152,153 shares of class A common stock, and have sole voting power with respect to 1,106,296 of these shares and sole dispositive power with respect to all of these shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(13)	The number of shares beneficially owned (and other information in this footnote) is as of December 31, 2016, based on a Schedule 13G/A filed on February 14, 2017 with the SEC by Eminence Capital, LP, Eminence GP, LLC and Ricky C. Sandler. The foregoing entities and person beneficially own 711,068 shares of class A common stock. Eminence Capital, LP has shared voting and dispositive power with respect to 707,693 of these shares; Eminence GP, LLC has shared voting and dispositive power with respect to 569,978 of these shares; and Ricky C. Sandler has sole voting and dispositive power with respect to 3,375 of these shares, and shared voting and dispositive power with respect to 707,693 of these shares. The address for Eminence Capital, LP, Eminence GP, LLC and Ricky C. Sandler is 65 East 55th Street, 25th Floor, New York, NY 10022.
(14)	The number of shares beneficially owned (and other information in this footnote) is as of December 31, 2016, based on a Schedule 13G/A filed on February 10, 2017 with the SEC by The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The foregoing entities beneficially own 797,589 shares of class A common stock, and have sole voting power with respect to 15,384 of these shares, sole dispositive power with respect to 781,637 of these shares, shared voting power with respect to 1,034 of these shares and shared dispositive power with respect to 15,952 of these shares. The address for The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. is 100 Vanguard Boulevard, Malvern, PA 19355.
(15)

The number of shares beneficially owned (and other information in this footnote) is as of December 31, 2016, based on a Schedule 13G/A filed on February 14, 2017 with the SEC by Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC and Glenhill Capital Management, LLC. The foregoing entities and person beneficially own 586,581 shares of class A common stock. Glenhill Advisors, LLC and Glenn J. Krevlin have sole voting power with respect to 444,769 of these shares, sole dispositive power with respect to 586,581 of these shares and shared voting power with respect to 141,812 of these shares; Glenhill Capital Advisors, LLC has shared voting and dispositive power with respect to 586,581 of these shares; and Glenhill Capital Management, LLC has shared voting and dispositive power with respect to 444,769 of these shares. The address for Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC and Glenhill Capital Management, LLC is 600 Fifth Avenue, 11th Floor, New York, NY 10020.
(16)	Amount in table reflects the total number of shares held by Invesco Ltd. and other affiliated investment advisors to certain funds and accounts on March 31, 2017, which information was provided to the Company by Invesco Ltd. directly. The number of shares beneficially owned (and other information in this footnote) is based on information provided to the Company by Invesco Ltd., on behalf of itself, Invesco Advisers, Inc., Invesco PowerShares Capital Management LLC and Invesco Asset Management Limited—England. The foregoing entities beneficially own 507,750 shares of class A common stock, and have sole voting and dispositive power with respect to all of these shares. The address for Invesco Ltd., Invesco Advisers, Inc., Invesco PowerShares Capital Management LLC and Invesco Asset Management Limited—England is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.
(17)	Shares of Common Stock held by the directors and current executive officers as a group consist of (i) 3,205 shares of class A common stock, (ii) options exercisable on or within 60 days after April 3, 2017 to purchase an aggregate of 479,583 shares of class A common stock and (iii) 2,011,668 shares of class B common stock, which are convertible into the same number of shares of class A common stock at any time at the option of the holder.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers and their ages and positions as of April 20, 2017 are as follows:

Name	Age	Title
Michael J. Saylor	52	Chairman of the Board of Directors, President & Chief Executive Officer
Phong Q. Le	40	Senior Executive Vice President & Chief Financial Officer
Timothy E. Lang	44	Senior Executive Vice President & Chief Technology Officer
David J. Rennyson	47	Senior Executive Vice President, Worldwide Sales
W. Ming Shao	48	Senior Executive Vice President & General Counsel

Set forth below is certain information regarding the professional experience of each of the above-named persons. There are no family relationships among any of our executive officers or directors.

Michael J. Saylor has served as Chief Executive Officer and Chairman of the Board of Directors since founding MicroStrategy in November 1989, and has served as President since January 2016, a position he previously held from November 1989 to November 2000 and from January 2005 to October 2012. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology.

Phong Q. Le has served as Senior Executive Vice President & Chief Financial Officer since August 2015. Prior to joining MicroStrategy, Mr. Le served as the chief financial officer of XO Communications, a privately-held telecommunications company, from August 2014 to August 2015. From March 2010 to August 2014, Mr. Le held senior positions at NII Holdings, a NASDAQ-listed telecommunications company, including vice president of financial planning and analysis, vice president of strategy and business operations and vice president of strategic finance. Prior to that, Mr. Le worked in the consulting practice at Deloitte from 1998 to 2010, where he held various positions, including senior manager. Mr. Le holds a B.S. in Biomedical Engineering from The Johns Hopkins University and an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

Timothy E. Lang has served as Senior Executive Vice President & Chief Technology Officer since November 2014 and previously served as Senior Vice President, Analytics, a position he had held since September 2014. Prior to joining MicroStrategy, Mr. Lang served as the chief product officer for Talemetry Inc., a leading provider of talent generation SaaS solutions, from September 2010 to September 2014, and as vice president, product for SAP SE from January 2008 to September 2010. Prior to that, Mr. Lang held positions at SAP BusinessObjects and Crystal Decisions. Mr. Lang received a B.Soc.Sci. in Information Management from the University of Melbourne.

David J. Rennyson has served as Senior Executive Vice President, Worldwide Sales since January 2016, prior to which he was serving as MicroStrategy’s Senior Executive Vice President & Chief Revenue Officer, a position he had held since January 2015. Prior to his return to MicroStrategy, Mr. Rennyson served as executive vice president and general manager, cloud, at Genesys Telecommunications Laboratories, Inc., an omnichannel customer experience and contact center solutions provider, a position he held following the acquisition of Angel.com Incorporated by Genesys in March 2013. Prior to the acquisition, Mr. Rennyson served as president of Angel.com, a MicroStrategy subsidiary, from March 2009 to March 2013, and as vice president sales from 2007 to 2009. Prior to joining Angel.com, Mr. Rennyson served as vice president of sales and vice president of worldwide marketing at Spirent, as the vice president of engineering and construction at Zephion Networks, and in various senior positions at Broadband Office and Verizon. Mr. Rennyson holds a B.A. in Economics and History from James Madison University, an M.S. in Information Technology from the University College London and an M.B.A. from Duke University.

W. Ming Shao has served as Senior Executive Vice President & General Counsel since December 2014, and has previously served in various senior positions, including Executive Vice President & General Counsel, Senior Vice President & General Counsel and Senior Vice President & Deputy General Counsel, since joining MicroStrategy in February 2000. Prior to that, Mr. Shao was a lawyer practicing at the global law firm Hogan & Hartson L.L.P. (now Hogan Lovells US LLP). Mr. Shao received an A.B. in Government from Cornell University and a J.D. from Harvard Law School.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors proposes the election of the persons listed below as directors of the Company. Each current director of the Company has been nominated for re-election. The persons named in the proxy card will vote to elect as directors the five nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each director will be elected to hold office until the next annual meeting of stockholders, and until the election and qualification of his successor or his earlier death, resignation or removal.

Nominees

Set forth below, for each nominee, is his name and age, position with the Company, principal occupation and business experience during at least the past five years, the year of commencement of his term as a director of the Company, and the names of other public companies in which he currently holds directorships or has held directorships during at least the past five years, as applicable. We have also presented information below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that he should serve as a director.

Michael J. Saylor (52) has served as Chief Executive Officer and Chairman of the Board of Directors since founding MicroStrategy in November 1989, and has served as President since January 2016, a position he previously held from November 1989 to November 2000 and from January 2005 to October 2012. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology. We believe that Mr. Saylor is well-suited to serve on our Board of Directors due to his position as our Chief Executive Officer and his more than 25 years with the Company, including as its founder. In addition to his leadership expertise, Mr. Saylor is regarded as a technology visionary, and has deep knowledge of the Company’s history, strategy, technology and culture, as well as unique insight into the Company’s product development, marketing, finance and operations.

Robert H. Epstein (64) has been a member of the Board of Directors of MicroStrategy since January 2006. From June 2007 until his retirement in mid-2015, Mr. Epstein was the president and chief executive officer of Takeda Lace, Inc., a company that provided consulting services on all aspects of the textile business, and engaged in trading and distribution for various Asian textile manufacturing firms. Since his retirement, Mr. Epstein has been acting as an independent investor. From May 2002 to October 2007, Mr. Epstein was president and chief executive officer of Takeda Lace USA, Inc., the U.S. subsidiary of Japan-based textile manufacturer Takeda Lace Co., Ltd. From October 2001 to May 2002, Mr. Epstein pursued various business opportunities, including serving as a consultant for Warnaco Inc., an apparel manufacturer. From June 1978 to October 2001, Mr. Epstein served in various positions at textile manufacturer Liberty Fabrics of New York, Inc., concluding his tenure as division president and chief operating officer. Mr. Epstein received a B.S. in Psychology from Columbia University and completed coursework at the Stern School of Business at New York University. We believe that Mr. Epstein is well-suited to serve on our Board of Directors due to his leadership and management experience as a chief executive officer, and his international experience, particularly in the Asia Pacific region.

Stephen X. Graham (64) has been a member of the Board of Directors of MicroStrategy since April 2014. Mr. Graham is currently president of CrossHill Financial Group, Inc., a private merchant bank and advisory firm that he founded in 1988, and has been a general partner of CrossHill Georgetown Capital, L.P. since 2000 and CrossHill Debt II, L.P. since 2004. Prior to that, Mr. Graham was a principal with Kidder, Peabody & Co. and held positions with Merrill Lynch & Co. and Arthur Young & Co. (which later became part of Ernst & Young LLP). Mr. Graham was a member of the board of directors of TNS, Inc., a former New York Stock Exchange-listed global data communications and interoperability solutions company, from 2003 until the company’s acquisition by Siris Capital Group, LLC in February 2013. While a member of the board of directors of TNS, Inc., Mr. Graham served as chairman of the audit committee through 2011 and as chairman of the board of directors from 2012 to 2013. Mr. Graham also served as a member of the board of directors of Speedus Corp. from 2009 to 2011. Mr. Graham also previously served as a member of the board of directors of Credit Management Solutions, Inc., a former NASDAQ-listed credit processing software company, and several private companies. Mr. Graham received a B.S.B.A. from Georgetown University and an M.B.A. from the University of Chicago Booth School of Business. We believe that Mr. Graham is well-suited to serve on our Board of Directors due to his substantial executive experience, and his experience as an outside director and audit committee member, which provides the Board of Directors with important perspectives on financial matters.

Jarrod M. Patten (45) has been a member of the Board of Directors of MicroStrategy since November 2004. Mr. Patten founded RRG, a global real estate consulting and advisory firm, and has served as the firm’s president and chief executive officer since its inception in 1996. RRG is an international consulting firm specializing in the development and implementation of enterprise-wide audit and cost control strategies that heighten operational controls, lower operating costs, increase transparency and extend cost accountability for RRG’s geographically diverse client base. Mr. Patten received a B.S. in Biology and a B.A. in Biological Anthropology and Anatomy from the Trinity College of Arts and Sciences at Duke University. We believe that Mr. Patten is well-suited to serve on our Board of Directors due to his leadership and management expertise as a chief executive officer, his international business, finance and corporate compliance experience, and his extensive knowledge of cost and operational controls.

Carl J. Rickertsen (57) has been a member of the Board of Directors of MicroStrategy since October 2002. Mr. Rickertsen is currently managing partner of Pine Creek Partners, a private equity investment firm, a position he has held since January 2004. From January 1998 to January 2004, Mr. Rickertsen was chief operating officer and a partner at Thayer Capital Partners, a private equity investment firm. From September 1994 to January 1998, Mr. Rickertsen was a managing partner at Thayer. Mr. Rickertsen was a founding partner of three Thayer investment funds totaling over $1.4 billion and is a published author. Mr. Rickertsen serves as a member of the boards of directors and audit committees of Apollo Senior Floating Rate Fund Inc. and Apollo Tactical Income Fund Inc., each of which is a closed-end management investment company, and Berry Plastics Group, Inc., a global manufacturer and marketer of value-added plastic consumer packaging and engineered materials. From April 2012 to October 2016, Mr. Rickertsen was a member of the board of directors of Noranda Aluminum Holding Corporation, an integrated producer of value-added primary aluminum products and rolled aluminum coils. From April 2003 to January 2010, Mr. Rickertsen was a member of the board of directors and audit committee of Convera Corporation, a publicly-traded search-engine software company. From September 2004 to September 2008, Mr. Rickertsen was a member of the board of directors of UAP Holding Corp., a distributor of farm and agricultural products. Mr. Rickertsen received a B.S. from Stanford University and an M.B.A. from Harvard Business School. We believe that Mr. Rickertsen is well-suited to serve on our Board of Directors due to his finance and capital markets experience across various industries, and his experience as an outside director of several public companies, which provides the Board of Directors with important perspectives on corporate governance matters.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED HEREIN FOR ELECTION AS DIRECTOR.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Related Person Transaction Policy and Related Person Transactions

We have adopted a formal written policy and procedure for the review, approval and ratification of related person transactions, as defined under the rules and regulations promulgated by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The policy covers any transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. For purposes of the policy, a related person is defined to be any of the following: (i) a director, director nominee or executive officer of the Company since the beginning of the Company’s last fiscal year; (ii) a beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) a member of a foregoing person’s immediate family; and (iv) any entity in which one or more of the foregoing persons, individually or in the aggregate, has or had a greater than 10% ownership interest. The policy generally requires any proposed related person transaction to be reported to our General Counsel, and reviewed and approved by the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) prior to effectiveness or consummation of the transaction, whenever practical. If the General Counsel determines that advance approval of a related person transaction is not practical under the circumstances, the Audit Committee must review the transaction and, in its discretion, may ratify the related person transaction at its next meeting. For transactions arising between meetings of the Audit Committee, the Chair of the Audit Committee can approve the transaction, subject to ratification by the Audit Committee at its next meeting. If the General Counsel first learns of a related person transaction after such transaction has already taken place, the Audit Committee must review the transaction and, in its discretion, may ratify the related person transaction at its next meeting. Related person transactions involving compensation of executive officers must be reviewed and approved in accordance with the Company’s then-existing executive compensation policies or procedures as approved by the Board of Directors or an independent committee thereof.

The Audit Committee may approve or ratify a related person transaction only if the Audit Committee determines that, under the circumstances, the transaction is in our best interests. The Audit Committee may impose conditions on the related person transaction as it deems appropriate. In making such determination, the Audit Committee reviews and considers the following, among other factors:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature is reviewed by the Audit Committee annually.

In addition to the procedures set forth in the policy, we have multiple processes for reporting conflicts of interest, including related person transactions, to the Audit Committee. Under our Code of Conduct, all employees are required to report any transaction, relationship or other circumstance that constitutes a conflict of interest for such employee to the General Counsel or to the Audit Committee, as appropriate. We also annually distribute questionnaires to our executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests, which information is then reviewed for any conflict of interest under the Code of Conduct and for any related person transaction under the policy.

Except as may be the case with respect to the matters discussed in the immediately following section, and as may otherwise be disclosed in “Executive and Director Compensation—Executive Officer Compensation” or “Executive and Director Compensation—Director Compensation,” there have been no related person transactions required to be reported pursuant to rules or regulations promulgated by the Exchange Act since the beginning of 2016.

Former Executive Officer Compensation Arrangements

As discussed further in “Executive and Director Compensation—Compensation Discussion and Analysis,” consistent with the NASDAQ Stock Market, Inc. (“NASDAQ”) Marketplace Rules applicable to controlled companies, certain compensation arrangements for executive officers are determined by the CEO, not the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Consequently, the following compensation and other related amounts paid by MicroStrategy constituted related person transactions for reporting purposes under the Exchange Act:

•	Our former President & Chief Legal Officer, Jonathan F. Klein, departed the Company in January 2016. For the year ended December 31, 2016, the total compensation of Mr. Klein was $128,874, which was comprised of base salary, accrued vacation pay and matching payments under the Company’s 401(k) plan.

•	Our former President, Paul N. Zolfaghari, departed the Company in January 2016. For the year ended December 31, 2016, the total compensation of Mr. Zolfaghari was $126,960, which was comprised of base salary, accrued vacation pay and matching payments under the Company’s 401(k) plan.

•	Our former Senior Executive Vice President, Worldwide Services, Michael S. Tae, departed the Company in January 2017. For the year ended December 31, 2016, the total compensation of Mr. Tae was $526,658, which was comprised of base salary, perquisites and other personal benefits. For 2017, the Company paid Mr. Tae $66,342 in base salary, accrued vacation pay and matching payments under the Company’s 401(k) plan, and $150,000 in connection with his departure from the Company.

Board of Directors

Our Board of Directors is currently comprised of Messrs. Saylor, Epstein, Graham, Patten and Rickertsen. The Board of Directors met six times during 2016. During 2016, all members attended all the meetings of the Board of Directors and all meetings of the committees of the Board on which they served at the time of such meetings. The Board of Directors has determined that each of the Company’s non-employee directors is an independent director as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Mr. Saylor is not an independent director under Rule 5605(a)(2) because he is our President & Chief Executive Officer. Independent directors collectively constituted during 2016, currently constitute and following the Annual Meeting will constitute a majority of the Board of Directors.

The independent members of the Board of Directors regularly meet in executive sessions without any employee directors or other members of management in attendance.

Controlled Company

We are a “controlled company” as defined in Rule 5615(c)(1) of the NASDAQ Marketplace Rules because more than 50% of the voting power of the Company is controlled by our Chairman, President & Chief Executive Officer, Michael J. Saylor.

Because we qualify as a controlled company, we are not required to have a majority of our Board of Directors be comprised of independent directors. Additionally, our Board of Directors is not required to have an independent compensation or nominating committee, or to have the independent directors exercise the nominating function. We are also not required to have the compensation of our executive officers be determined by a compensation committee of independent directors or a majority of the independent members of our Board of Directors. In addition, we are not required to empower our Compensation Committee with the authority to engage the services of any compensation consultants, legal counsel or other advisors, or to have the Compensation Committee assess the independence of compensation consultants, legal counsel or other advisors that it engages.

In light of our status as a controlled company, our Board of Directors has determined not to establish an independent nominating committee or have its independent directors exercise the nominating function, and has elected instead to have the Board of Directors be directly responsible for nominating members of the Board of Directors. As mentioned above, the majority of our Board of Directors is currently comprised of independent directors and our Board of Directors has established a Compensation Committee comprised entirely of independent directors. For more information regarding how we determine our executive compensation in light of our status as a controlled company, please see “Executive and Director Compensation—Compensation Discussion and Analysis” below.

Audit Committee

The Board of Directors has established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act and adopted the Tenth Amended and Restated Charter for the Audit Committee, which is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com/corporate-governance.cfm. The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and the Board of Directors.

The Audit Committee is currently comprised of Messrs. Graham (Chairman), Patten and Rickertsen. The Audit Committee met nine times during 2016. All members attended all the meetings of the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the NASDAQ Marketplace Rules’ definition of an independent director for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Exchange Act. The Board of Directors has designated Mr. Graham as an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K. Additional information regarding the Audit Committee and its functions and responsibilities is included in this proxy statement under the caption “Audit Committee Report.”

Compensation Committee

The Board of Directors has established a standing Compensation Committee and adopted the Second Amended and Restated Charter for the Compensation Committee, which is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com/corporate-governance.cfm. The Compensation Committee determines the compensation arrangements of our President & Chief Executive Officer, compensation arrangements that we seek to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), including awards under the MicroStrategy 2013 Stock Incentive Plan (as amended, the “2013 Equity Plan”), and arrangements relating to certain perquisites and personal benefits provided to our executive officers, and performs other functions related to compensation matters.

The Compensation Committee is currently comprised of Messrs. Rickertsen (Chairman), Epstein and Patten. The Compensation Committee held three meetings during 2016. All members attended all the meetings of the Compensation Committee.

The Board of Directors has determined that each member of the Compensation Committee meets the NASDAQ Marketplace Rules’ definition of an independent director for compensation committee purposes, as well as the independence requirements of Rule 10C-1 under the Exchange Act. Each member of the Compensation Committee is also a non-employee director, as defined in Rule 16b-3 under the Exchange Act, and an outside director under Section 162(m). Additional information regarding the Compensation Committee and its functions and responsibilities is included in this proxy statement under the captions “Executive and Director Compensation—Compensation Discussion and Analysis” and “Executive and Director Compensation—Compensation Committee Report.”

Board Leadership Structure

Mr. Saylor, our President & Chief Executive Officer, is also the Chairman of the Board of Directors. Our Board of Directors has determined that having the same individual hold both positions is appropriate for a controlled company, in the best interests of MicroStrategy and our stockholders, and consistent with good corporate governance for the following reasons:

•	Our CEO is more familiar with our business and strategy than an independent, non-employee Chairman would be, and is thus better positioned to focus our Board of Directors’ agenda on the key issues facing our Company.

•	A single Chairman and CEO provides strong and consistent leadership for the Company without risking overlap or conflict of roles.

•	Oversight of our Company is the responsibility of our Board of Directors as a whole and this responsibility can be properly discharged without an independent Chairman.

We do not have a lead independent director or a presiding director. However, the independent directors regularly meet in executive sessions of the Board of Directors. In light of our status as a controlled company, we believe that the structure of our Board of Directors provides an appropriate balance of management leadership and non-management oversight.

Oversight of Risk

Our Board of Directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board of Directors and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks, and providing input on those policies and practices. In general, our Board of Directors oversees risk management activities relating to business strategy, capital allocation, organizational structure and certain operational risks. Our Audit Committee oversees risk management activities relating to financial controls and legal and compliance risks, and our Compensation Committee oversees risk management activities relating to the Company’s compensation policies and practices. In addition, since risk issues often overlap, committees from time to time can request that the full Board of Directors discuss particular risk issues.

Director Candidates

As noted above, we do not have a standing nominating committee, and the functions of evaluating and selecting directors are performed by the Board of Directors as a whole. The Board of Directors will, from time to time, evaluate biographical information and background materials relating to potential candidates, and interview selected candidates. The Board of Directors does not currently have a charter or written policy with respect to the nomination process. We have not engaged a third party to assist us in identifying and evaluating the individuals nominated for election as directors at the Annual Meeting.

In considering whether to nominate any particular candidate for election to the Board of Directors, the Board of Directors uses various criteria to evaluate each candidate, including each candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to act in the interests of our stockholders. The Board of Directors also considers whether a potential nominee would satisfy the NASDAQ Marketplace Rules’ definition of an independent director and the SEC’s definition of an audit committee financial expert. The Board of Directors does not set specific minimum qualifications or assign specific weights to particular criteria, and no particular criterion is a prerequisite for a prospective nominee. Our Board of Directors does not have a formal policy with respect to diversity, but we believe that the backgrounds and qualifications of our directors, considered as a group, should reflect a diverse set of experiences, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. The Board of Directors considers such diversity when evaluating prospective nominees.

Due to our status as a controlled company under NASDAQ Marketplace Rules, we do not have a formal policy with respect to the consideration of director candidates recommended by our stockholders. Stockholder recommendations relating to director nominees or other proposals may be submitted in accordance with the procedures set forth below under the caption “Other Matters—Stockholder Proposals.” Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications. Such nominations will be evaluated in the same manner as nominations by members of the Board of Directors, management or other parties. Stockholders may also send communications to the Board of Directors in accordance with the procedures set forth below under the caption “Corporate Governance and the Board of Directors and its Committees—Communicating with the Board of Directors.”

Directors’ Attendance at Annual Meeting of Stockholders

Although we do not have a policy with respect to directors’ attendance at our Annual Meeting, all directors are encouraged to attend the Annual Meeting. All five members of the current Board of Directors attended the 2016 Annual Meeting of Stockholders.

Communicating with the Board of Directors

Stockholders who wish to send communications to the Board of Directors may do so by writing to the Secretary of MicroStrategy, c/o MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182. The mailing envelope must clearly indicate that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder and include the stockholder’s full name, address and a telephone number. If the letter is intended for a specific Board member, the name of such Board member should be noted in the communication. The Secretary will forward any such correspondence to the intended recipient. However, prior to doing so, the Secretary or his designee will review such correspondence, and in his or her discretion, may not forward communications that relate to ordinary business affairs, communications that are primarily commercial in nature or personal grievances, or communications that relate to an improper or irrelevant topic or are otherwise inappropriate for the Board of Directors’ consideration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and holders of more than 10% of our class A common stock to file with the SEC initial reports of ownership of our class A common stock and other equity securities on a Form 3, and reports of changes in such ownership on a Form 4 or Form 5. Directors, officers and holders of more than 10% of our class A common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of copies of the reports furnished to us and representations made by our directors and officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to 2016.

Code of Ethics

The Board of Directors, through its Audit Committee, has adopted a Code of Ethics that applies to MicroStrategy’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and such other personnel of MicroStrategy or its majority-owned subsidiaries as may be designated from time to time by the Chairman of the Audit Committee. The Code of Ethics, as amended, is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com/corporate-governance.cfm. We intend to disclose any amendments to the Code of Ethics or any waiver from a provision of the Code of Ethics on the Corporate Governance section of our website, http://ir.microstrategy.com/corporate-governance.cfm.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

This section explains our executive compensation philosophy and objectives, how our objectives are implemented, the elements of our executive compensation program, and the decisions made in 2016 with respect to the compensation of each of our named executive officers. Our “named executive officers” for 2016 (as defined in Item 402(a)(3) of Regulation S-K), which consist of the five individuals who are identified in the Summary Compensation Table on page 29, are:

•	Michael J. Saylor, our Chairman, President & Chief Executive Officer;

•	Phong Q. Le, our Senior Executive Vice President & Chief Financial Officer;

•	Timothy E. Lang, our Senior Executive Vice President & Chief Technology Officer;

•	David J. Rennyson, our Senior Executive Vice President, Worldwide Sales; and

•	W. Ming Shao, our Senior Executive Vice President & General Counsel.

We refer to these individuals in our Compensation Discussion and Analysis as our “executive officers.”

General Philosophy and Compensation Objectives: Performance, Alignment and Retention

The goal of our compensation program for our executive officers is the same as our goal for operating the Company—to create long-term value for our stockholders. In furtherance of this goal, our executive compensation program is designed to reward, motivate and provide incentives for exceptional individual performance and effective leadership by our executive officers, to reward executive officers for superior financial and operating results of the Company, and to align our executive officers’ interests with those of our stockholders. It is also designed to attract and retain executive officers, who may be presented with other professional opportunities, including ones at potentially higher compensation levels, by providing an overall compensation package that is market competitive over time and provides significant long-term incentives through the grant of stock option awards. These objectives serve as the basis for determining the overall compensation of each executive officer, all in the context of general economic and industry conditions and Company performance.

Key elements of our executive compensation program in 2016 that were designed to achieve these objectives included:

•	a base salary for each of our executive officers, other than Mr. Saylor, designed to help retain them and reward them for overall performance;

•	a discretionary annual cash bonus target for each of Messrs. Le, Lang and Shao designed to help reward and motivate them based on a subjective evaluation of their achievement of strategic and financial goals in their areas of responsibility that support our goal of enhancing stockholder value;

•	a cash bonus plan for Mr. Rennyson designed to help reward and motivate him to achieve superior performance in his area of responsibility, as measured by (i) the sales department’s “contribution margin” over a specified threshold and (ii) the annualized value of certain types of contracts over a specified threshold; and

•	long-term incentives in the form of stock option awards previously granted to each of the executive officers under the 2013 Equity Plan, designed to provide them with long-term performance-based incentives that are intended to further align their interests with those of our stockholders.

We also provided each of our executive officers with certain perquisites and other benefits in 2016 that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Perquisites comprised a significant portion of Mr. Saylor’s 2016 compensation, principally as a result of security and transportation-related benefits and associated tax gross-up payments that are discussed below.

In determining executive officer compensation for 2016, the Compensation Committee and CEO considered the stockholder support that the “say-on-pay” proposal received at our April 23, 2014 Annual Meeting of Stockholders. Based on such considerations, the Compensation Committee and CEO determined not to make significant changes to our compensation mix and other compensation policies since the “say-on-pay” vote, other than those described above and the adjustments to Mr. Saylor’s annual base salary and incentive cash bonus arrangement described below in the “—Elements Used to Achieve 2016 Compensation Objectives” section. We believe that, with these changes, our compensation program is effectively designed to implement our objectives and is aligned with the interests of our stockholders.

Implementing Our Objectives

Role of the Compensation Committee and CEO

The Compensation Committee has the authority and responsibility to develop, adopt and implement compensation arrangements for the CEO. The Board of Directors has delegated to the CEO the authority and responsibility to develop, adopt and implement compensation arrangements for all executive officers other than himself. The CEO makes compensation determinations regarding other executive officers in periodic consultation with the Compensation Committee, consistent with the NASDAQ Marketplace Rules applicable to controlled companies. However, the Compensation Committee determines awards under the 2013 Equity Plan, certain other compensation arrangements that we seek to qualify as performance-based compensation under Section 162(m) (such as the cash bonus plan established for Mr. Rennyson for 2016) and certain perquisite compensation. Neither the Company nor the Compensation Committee engaged a third-party compensation consultant to help determine or provide input regarding the determination of the 2016 compensation for the CEO or other executive officers.

Determining Compensation

Our executive compensation decisions are based on a review of our performance and a subjective assessment of the executive officer’s performance during the year against financial and strategic goals. The Compensation Committee or the CEO, as applicable, also takes into account the scope of the executive officer’s responsibilities, his unique leadership skills and management experience, his strengths and abilities in his respective area of responsibility, his employment and compensation history with us, overall compensation arrangements and long-term potential to enhance stockholder value, all in the context of general economic and industry conditions and Company performance. Specific factors that may affect executive compensation decisions include:

•	key financial metrics, such as revenues, bookings, cost of revenues, operating expenses, operating income, operating margins and earnings per share; and

•	strategic and operational objectives such as technological innovation, product release execution, sales, marketing and services execution, financial and talent management initiatives, contracts and risk management and operational excellence.

The Compensation Committee or the CEO, as applicable, subjectively combines the compensation elements for each executive officer in a manner that the Compensation Committee or the CEO believes is consistent with the executive officer’s role and contributions to the Company. The Compensation Committee and CEO incorporate flexibility into our compensation program and the assessment process to respond to and adjust for an evolving and dynamic business environment. We believe that our executive compensation program promotes long-term value to stockholders by retaining key executive officers and rewarding them, as applicable, for increases in the market price of our class A common stock, and for financial and operational results that are expected to contribute to long-term stockholder value.

The Compensation Committee and CEO generally establish performance-based cash bonus arrangements and make determinations regarding adjustments to base salary and cash bonus targets for our executive officers in the first quarter of each year. Determinations regarding the actual payment of bonuses are generally made in the first quarter following the applicable performance period.

The Compensation Committee and CEO did not conduct benchmarking in establishing compensation arrangements for any of the executive officers for 2016, but instead established compensation based on their respective subjective determinations of the factors discussed above. The Compensation Committee also considered recommendations from the CEO in establishing compensation arrangements. The Compensation Committee and CEO did not assign relative weights to Company and individual performance in establishing these compensation arrangements, but instead made respective subjective determinations after considering such performances collectively.

Employment and Severance Agreements

As a general matter, our executive officers do not have standing employment, severance or change-of-control agreements. Our CEO serves at the will of the Board of Directors and the other executive officers serve at the will of the Board of Directors and the CEO. This approach is consistent with our employment and compensation philosophy that relies significantly upon providing incentives based on performance and aligning the interests of executive officers with those of our stockholders.

Equity Ownership Guidelines

As of April 3, 2017, Mr. Saylor beneficially owned 300,000 shares of class A common stock (in the form of an option to purchase 400,000 shares of class A common stock, of which 100,000 shares vested as of April 30, 2015, an additional 100,000 shares vested as of April 30, 2016 and an additional 100,000 shares are scheduled to vest within 60 days of April 3, 2017) and 2,011,668 shares of class B common stock, collectively representing 67.9% of the total voting power and 19.7% of the total equity interest in the Company. Given the significant equity stake already held by Mr. Saylor, we do not believe that any equity ownership guidelines would be meaningful. The Company does not maintain policies regarding hedging the economic risk of security ownership.

Deductibility of Executive Compensation

Section 162(m) generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its other officers (other than the chief financial officer) whose compensation is required to be disclosed to the company’s stockholders under the Exchange Act for being among the most highly compensated officers. However, qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee and CEO take into account, to the extent they believe appropriate, the limitations on the deductibility of executive compensation imposed by Section 162(m) in determining compensation levels and practices applicable to our executive officers. The Compensation Committee and CEO believe that there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Elements Used to Achieve 2016 Compensation Objectives

The principal elements of our 2016 compensation program for Mr. Saylor were a stock option award under the 2013 Equity Plan granted in 2014 and perquisites consisting principally of security and transportation-related benefits and associated tax gross-up payments. The principal elements of our 2016 compensation program for each of Messrs. Le and Lang were a base salary, a discretionary annual cash bonus target and a stock option award under the 2013 Equity Plan granted in 2015. The principal elements of our 2016 compensation program for Mr. Rennyson were a base salary, a cash bonus plan and a stock option award under the 2013 Equity Plan granted in 2015. The principal elements of our 2016 compensation program for Mr. Shao were a base salary, a discretionary annual cash bonus target and stock option awards under the 2013 Equity Plan granted in 2014 and 2015. We also provided each of our executive officers with certain perquisites and other benefits in 2016 that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Each of these compensation elements satisfies one or more of our performance, alignment and retention objectives, as described more fully below.

Base Salary

We provide cash compensation in the form of base salary to help (i) attract and retain talented executive officers and (ii) reward overall performance by our executive officers. In 2016, a competitive base salary was an important component of compensation as it provided a degree of financial stability for each of our executive officers other than Mr. Saylor.

In September 2014, at Mr. Saylor’s request, the Compensation Committee reduced Mr. Saylor’s annual base salary to $1. The Compensation Committee adopted this change in connection with the Company’s restructuring efforts and cost reduction initiatives announced in the second half of 2014 (the “2014 Restructuring”). The Compensation Committee considered that following the reduction in Mr. Saylor’s salary and elimination of his incentive cash bonus arrangement, a larger percentage of Mr. Saylor’s compensation would be directly tied to the Company’s stock performance, which is consistent with the Company’s compensation policies approved by stockholders at our 2014 annual meeting, and that such change would not adversely impact his financial stability. The Compensation Committee considered Mr. Saylor’s compensation arrangements in March 2015, 2016 and 2017, and, in each case at Mr. Saylor’s request, left his annual base salary at $1.

In January 2016, the CEO adjusted the base salary for Mr. Lang effective January 1, 2016, as indicated in the table below. In April 2016, the CEO also adjusted the base salaries for Messrs. Rennyson and Shao, effective April 1, 2016, as indicated in the table below. The CEO determined to leave Mr. Le’s base salary unchanged in 2016 after taking into consideration the factors described below and the fact that Mr. Le’s salary had been considered when he joined the Company in the second half of 2015. In March 2017, the CEO adjusted the base salaries for Messrs. Le, Lang, Rennyson and Shao effective April 1, 2017, as indicated in the table below.

	Base Salary as of January 1, 2016 ($)	Base Salary as of April 1, 2016 ($)	Base Salary as of April 1, 2017 ($)
Phong Q. Le	500,000	500,000	600,000
Timothy E. Lang	400,000	400,000	450,000
David J. Rennyson	400,000	450,000	475,000
W. Ming Shao	451,000	470,000	490,000

In making these determinations, the CEO did not assign relative weights to Company and individual performance, but instead made subjective determinations that the amounts of base salary were appropriate, and in so doing considered the following general factors:

•	each executive officer’s individual performance, as measured against various strategic, operational and financial objectives in such executive officer’s area of responsibility such as operational excellence and operating margin growth, as well as (i) execution of the transformation of our finance and accounting organization and other financial and talent management initiatives for Mr. Le, (ii) technological innovation and product release execution for Mr. Lang, (iii) sales execution for Mr. Rennyson and (iv) contracts and risk management for Mr. Shao;

•	job responsibilities of each executive officer as we implement new product initiatives, focus on revenue and operating margin growth, and adjust our strategic plan for an evolving business environment;

•	each executive officer’s strengths and abilities in his respective field, his leadership skills, his management experience, his employment and compensation history, his overall compensation arrangements, and his long-term potential to enhance stockholder value;

•	the competitive market for talented managers with comparable experience and expertise; and

•	Company performance over the prior several quarters and motivation to grow the business in the future, as well as general economic and industry conditions.

Each position is unique, not only in function, but also in terms of the market norms for compensation and the pool of potential executives who may be available to fill that particular role. Given these unique conditions, determinations regarding base salaries are unique to each executive officer and do not necessarily reflect any comparative judgments.

Cash Bonuses

Our cash bonus compensation is designed to help (i) attract and retain talented executive officers, (ii) reward achievement of strategic and financial goals that support our goal of enhancing stockholder value and (iii) motivate executive officers to achieve superior performance in their areas of responsibility. Together with our stock option awards, our cash bonus compensation program is one of the main vehicles for providing performance-based compensation to executive officers. The Compensation Committee and CEO consider various factors in determining the form and structure of the cash bonus arrangement that is most appropriate for attracting, retaining, rewarding and motivating the individual executive officer.

No Saylor Cash Bonus

In September 2014, in connection with the 2014 Restructuring and at Mr. Saylor’s request, the Compensation Committee eliminated Mr. Saylor’s incentive cash bonus arrangement. The Compensation Committee considered that following the reduction in Mr. Saylor’s salary and elimination of his incentive cash bonus arrangement, a larger percentage of Mr. Saylor’s compensation would be directly tied to the Company’s stock performance, which is consistent with the Company’s compensation policies approved by stockholders at our 2014 annual meeting, and that such change would not adversely impact his financial stability. The Compensation Committee considered Mr. Saylor’s compensation arrangements in March 2015, 2016 and 2017, and, in each case at Mr. Saylor’s request, did not establish a cash bonus arrangement for him with respect to 2015, 2016 or 2017.

Discretionary Annual Cash Bonuses

The compensation of Messrs. Le, Lang and Shao in 2016 included discretionary annual cash bonus targets that were established based on the CEO’s subjective evaluation of the appropriate targets to help retain, reward and motivate the applicable executive officer. In making this determination, the CEO takes into account the same factors described above with respect to base salary determinations. In setting target bonus amounts, the CEO also considers his expectations for the business department headed by each executive officer and the executive officers’ potential for achieving the expectations. The CEO believed that a discretionary annual cash bonus arrangement was an appropriate mechanism for retaining, rewarding and motivating Messrs. Le, Lang and Shao in 2016 because each of these executive officers was responsible for, among other things, strategic and operational objectives, such as operational excellence, as well as (i) execution of the transformation of our finance and accounting organization and other financial and talent management initiatives with respect to Mr. Le, (ii) technological innovation and product release execution with respect to Mr. Lang and (iii) contracts and risk management with respect to Mr. Shao, that cannot always be measured by traditional financial metrics.

The CEO adjusted Mr. Lang’s discretionary bonus target in January 2016, after taking into account the factors described above. The CEO determined to leave Messrs. Le and Shao’s discretionary bonus targets unchanged in 2016, after taking into account the factors described above and, with respect to Mr. Le, the fact that Mr. Le’s discretionary bonus target had been considered when he joined the Company in the second half of 2015.

In determining the bonus awards for 2016, the CEO subjectively determined each executive officer’s overall performance and achievement of various strategic, operational and financial objectives, and the target bonus amount that was previously established for him, all in the context of general economic and industry conditions and Company performance. For example, the CEO considered that in 2016 our operating margins remained strong and he subjectively determined that we enhanced our operational excellence. In addition, the CEO subjectively determined (i) with respect to the bonus award for Mr. Le, that the Company had made continued progress with respect to the transformation of its finance and accounting organization and other financial and talent management initiatives, (ii) with respect to the bonus award for Mr. Lang, that the Company had made continued progress with respect to technological innovation and product release execution related to MicroStrategy 10™ and (iii) with respect to the bonus award for Mr. Shao, that the Company had made continued progress with respect to contracts and risk management. None of these achievements were assigned any specific weighting or dollar amount of the total bonus.

The CEO calculated individual bonus payouts to each of Messrs. Le, Lang and Shao utilizing the following formula:

Individual Annual Cash Bonus Target for 2016 ($)	X	Individual Achievement Percentage (%)	X	Company Performance Percentage (%)	=	Individual Bonus Payout ($)

Individual Achievement Percentage. The individual achievement percentage is based on the CEO’s subjective assessment of each executive officer’s overall performance and achievement of objectives for 2016. A higher performance assessment drives a higher individual percentage (and vice-versa) such that it is possible for an executive officer who exceeds performance expectations to receive an individual achievement percentage above 100%, and for an executive officer with a low performance assessment to receive less than his bonus target or no bonus. The performance assessments were based on an overall subjective assessment of each executive officer’s performance and no single factor was determinative in the individual achievement percentage, nor was the impact of any individual factor on the individual achievement percentage quantifiable.

Company Performance Percentage. The company performance percentage is based on the CEO’s subjective assessment of the Company’s overall business and product development achievements and financial performance. The CEO did not determine any pre-set range for the company performance percentage, and approved a company performance percentage of 90% for 2016, which was equivalent to the average company performance percentage used in determining bonuses for all Company employees on a discretionary bonus plan.

In January 2017, the CEO determined the cash bonus awards to Messrs. Le, Lang and Shao with respect to performance in 2016 using the following calculations:

	Individual Annual Cash Bonus Target for 2016 ($)	Individual Achievement Percentage (%)	Company Performance Percentage (%)	Individual Bonus Payout ($)
Phong Q. Le	400,000	137.5	90	495,000
Timothy E. Lang	400,000	105	90	378,000
W. Ming Shao	420,000	100	90	378,000

In March 2017, the CEO increased Messrs. Le and Lang’s annual cash bonus targets for 2017 to $500,000 and $450,000, respectively.

Cash Bonus Plan for the Senior Executive Vice President, Worldwide Sales

In March 2016, the Compensation Committee, based on recommendations from the CEO, established a performance-based cash bonus plan for Mr. Rennyson with respect to his performance for 2016. Since

Mr. Rennyson has the responsibility for managing the Company’s worldwide sales organization, the Compensation Committee believed that basing Mr. Rennyson’s cash bonus plan on his department’s “contribution margin” (as described below) and the annualized value of certain types of contracts would provide the appropriate reward and incentive for his efforts to strengthen sales execution and operating margin growth. The Compensation Committee believed that establishing contribution margin and the value of contracts as performance metrics would help to align Mr. Rennyson’s interests with those of our stockholders because increases in these metrics directly increase the overall value of the Company to stockholders.

Under the formula established by the Compensation Committee, the amount of the bonus opportunity for Mr. Rennyson was equal to the sum of:

•	the product of (i) 0.75% multiplied by (ii) the “contribution margin,” which consists of (a) the amounts payable under contracts executed in 2016 during the twelve months following contract execution attributable to license, first year maintenance, premium support, incremental term license, incremental cloud license, education, and 50% of expert services, in each case to the extent relating to transactions sold by the sales department, minus (b) the expenses accrued for 2016 of the sales and business development departments for salary, benefits, variable compensation, travel and entertainment, and purchase orders plus expenses accrued for 2016 for other costs of sales that originated from non-sales and non-business development departments that are cross charged to the sales and business development departments, minus (c) a budgeted amount of $17 million (the “Contribution Margin Bonus”); and

•	the product of (i) 1.5% multiplied by (ii) the “annualized value of renewal contracts,” which consists of (a) the annualized value of the total amounts owed under agreements executed in 2016 for maintenance, premium support, term license and cloud, minus (b) a budgeted amount of $295 million (the “Annuity Bonus”).

The Company was entitled to recover any bonus paid to Mr. Rennyson if the Compensation Committee subsequently determined that Mr. Rennyson did not satisfy one or more of the eligibility requirements described in the bonus plan, the amount calculated as the bonus amount payable was incorrect or Mr. Rennyson otherwise should not have received the bonus. The bonus amount payable was also subject to the Compensation Committee’s discretion to award a cash bonus amount lower than the eligible bonus amount calculated using this formula. The maximum cash bonus amount for Mr. Rennyson pursuant to this bonus formula based on 2016 results was $672,987, representing the sum of the Contribution Margin Bonus and the Annuity Bonus. In January 2017, the Compensation Committee considered Mr. Rennyson’s overall compensation arrangements and determined a bonus award of the full $672,987 to him with respect to his performance in 2016. The bonus award paid to Mr. Rennyson was consistent with the design of his 2016 cash bonus plan and the Compensation Committee’s philosophy in establishing such plan.

The following tables set forth the calculations of Mr. Rennyson’s Contribution Margin Bonus and Annuity Bonus for 2016:

Contribution Margin Rate		Amounts Payable Under Contracts		Accrued Expenses		Budget Amount		Contribution Margin Bonus
0.75%	x	($161,282,866	-	$99,825,251	-	$17,000,000)	=	$333,432

Annuity Rate		Annualized Value of 2016 Renewal Contracts		Budget Amount		Annuity Bonus
1.5%	x	($317,637,000	-	$295,000,000)	=	$339,555

In March 2017, the Compensation Committee, based on recommendations from the CEO, again established a performance-based cash bonus plan for Mr. Rennyson with respect to his performance for 2017.

Mr. Rennyson’s 2017 cash bonus plan is based on the same performance metrics as his 2016 cash bonus plan (i.e., contribution margin and annualized value of renewal contracts), but utilizes different multipliers and budgeted amounts.

MicroStrategy Stock Options

From 2003 to 2013, we did not grant equity awards in MicroStrategy stock to executive officers. The last tranches of MicroStrategy stock options granted to our executive officers under our prior stock incentive plans vested in 2008. In September 2013, the Board of Directors adopted the 2013 Equity Plan in order to enhance our ability to attract, retain and motivate persons who are expected to make important contributions to the Company, and to provide such persons with equity ownership opportunities and performance-based incentives that are intended to further align their long-term interests with those of our stockholders. An aggregate of 1,700,000 shares of our class A common stock are authorized for issuance under the 2013 Equity Plan. Eligible participants under the 2013 Equity Plan include employees, officers, directors, consultants and advisors of the Company.

The 2013 Equity Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. The Compensation Committee has granted only stock option awards to date, as opposed to restricted stock or restricted stock units, because stock option awards provide us with the flexibility to compete effectively for executive talent in a cost-effective manner, which allows for more attractive packages to our executive officers. In addition, unlike restricted stock or restricted stock units, stock options only provide a return to an award recipient if the price of our class A common stock increases. As stock option awards motivate award recipients to increase the long-term price of our class A common stock, they help to align the long-term interests of award recipients with those of our stockholders.

To encourage retention of award recipients, outstanding stock options vest as to 25% of the original number of shares subject to the stock option on the first anniversary of the grant date, and as to an additional 25% on each anniversary thereafter until the options are vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement; provided that (i) stock options granted to executive officers prior to 2017 automatically vest in full upon the occurrence of a “change in control event” and (ii) stock options granted to executive officers during 2017 automatically vest in full upon the occurrence of a “change in control event” if the executive officer is terminated without “cause” by the Company or resigns for “good reason” (in each case as defined in the applicable option agreement) within 12 months following the change in control event, or if the acquiring company does not assume the options or substitute equivalent awards. The stock options have an exercise price equal to the fair market value of our class A common stock on the date of grant and expire ten years following the date of grant. The stock options are also subject to such other terms and conditions as are set forth in the 2013 Equity Plan and the applicable option agreement.

If the award recipient dies or becomes disabled before the final exercise date of an option, the option shall be exercisable within one year of the date of such death or disability; provided that such option shall be exercisable only to the extent that it was exercisable by the award recipient on the date of his or her death or disability and only until the final exercise date.

If the award recipient ceases to be eligible to receive award grants under the 2013 Equity Plan, including through termination of employment without cause, the award recipient generally retains the right to exercise his option to the extent that the option was exercisable on the date of such cessation for a period of three months after such cessation. However, if the award recipient is terminated for cause, the award recipient’s right to exercise his option terminates in full immediately upon such termination, and if the award recipient violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the award recipient and the Company, the award recipient’s right to exercise his option terminates in full immediately upon such violation.

In granting stock options under the 2013 Equity Plan, the Compensation Committee, based on recommendations from the CEO, makes subjective evaluations of appropriate award amounts to help attract,

retain and motivate the applicable executive officer based on the scope of the executive officer’s responsibilities, employment and compensation history with us, overall compensation arrangements, including outstanding stock option awards held by the executive officer, and long-term potential to enhance stockholder value, all in the context of general economic and industry conditions and Company performance.

The Compensation Committee did not grant stock option awards in 2016 to the executive officers, each of whom held outstanding stock option awards that had been granted in prior years. Specifically, Mr. Saylor received a stock option to purchase 400,000 shares of our class A common stock in 2014, Messrs. Le, Lang and Rennyson received stock options to purchase 40,000, 50,000 and 70,000 shares of our class A common stock, respectively, in 2015, and Mr. Shao received stock options to purchase 20,000 and 10,000 shares of our class A common stock in 2014 and 2015, respectively.

In March 2017, pursuant to the 2013 Equity Plan, the Compensation Committee granted stock options to purchase an additional 40,000 shares of our class A common stock to Mr. Le, 30,000 shares of our class A common stock to Mr. Lang and 20,000 shares of our class A common stock to Mr. Rennyson, on the same terms and conditions as described above.

We believe that stock option awards, together with our cash bonus arrangements, as applicable, provide appropriate short and long-term incentives to our executive officers to increase stockholder value through their collective efforts in corporate functions, product design, engineering and sales to our customers.

Perquisites and Other Personal Benefits

In 2016, we provided executive officers with perquisites and other personal benefits that the Compensation Committee and CEO believe are reasonable and consistent with our overall compensation program. We believe that the cost of these benefits to us is a reasonable use of our resources, and we monitor these costs closely in reviewing our compensation program. These benefits are designed to:

•	allow our executive officers to participate in important Company meetings and other events for which the Company’s payment of the expenses of such executive officers and their guests may result in imputed compensation to such executive officers for tax purposes;

•	allow our executive officers to maintain appropriate levels of visibility and activity in business, professional and social circles that may benefit our business, as well as enjoying time with friends and family;

•	allow our executive officers (and in particular, our CEO) to make more productive and efficient use of their time for Company business and enhance their personal security, in particular during personal travel;

•	allow our executive officers (and in particular, our CEO) to be in communication with the Company and available to quickly respond to time-sensitive Company matters during personal travel in an environment that allows for confidential communications regarding Company business;

•	promote our executive officers’ health and well-being; and

•	enhance our ability to retain our executive officers.

The Company has a program pursuant to which it arranges for individual disability insurance policies to be provided to eligible executive officers and certain other senior employees as a supplement to the group disability insurance that is available to most Company employees, and pays the premiums with respect to such supplemental policies. In 2016, Messrs. Saylor and Shao were eligible to participate in this program. Messrs. Le, Lang and Rennyson were not eligible to participate in this program in 2016.

The Company has a program pursuant to which it pays the cost of annual healthcare screenings for eligible executive officers. In 2016, Messrs. Le, Lang, Rennyson and Shao were eligible to participate in this program. Mr. Saylor was not eligible to participate in this program in 2016, but is eligible to participate in 2017.

The Company’s executive officers are also eligible to participate in the Company’s 401(k) plan, which includes an employer match of up to $3,000 annually, and group term life insurance plan, each of which is a benefit available to most Company employees.

We own a Bombardier Global Express XRS aircraft. We refer to the Bombardier Global Express XRS, collectively with additional aircraft that the Company may lease or charter, as “Company Aircraft.” We permit personal use of Company Aircraft by Mr. Saylor and, to the extent approved by Mr. Saylor, other executive officers and employees of the Company when the applicable Company Aircraft is not being used exclusively for business. We have established various restrictions on the personal use of Company Aircraft, including the restriction that personal use by Mr. Saylor and any other director or employee of the Company may not exceed, in the aggregate, 200 flight hours in any fiscal year.

We allow executive officers to make personal use of tickets to sporting, charity, dining, entertainment or similar events, as well as use of corporate suites, club memberships or similar facilities that we may acquire, which we refer to as the “Corporate Development Programs.”

From time to time, our Board of Directors may hold meetings and other related activities in various locations, for which we pay specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants (including any participating executive officers) and their guests.

We sponsor an annual trip and related events for sales and service personnel who have met specified performance criteria. We pay for specified travel, lodging, food, beverage, entertainment and related expenses on behalf of the participants (including any participating executive officers) and their guests. We have established a policy that the compensation imputed to Mr. Saylor as a result of this perquisite, excluding any associated tax gross-up payments, may not exceed $30,000 in any fiscal year.

The Company may also request that Company personnel, including executive officers, participate in conferences, symposia, and other similar events or activities relating to the Company’s business for which the Company pays for the expenses of Company participants and their guests.

From time to time, certain Company personnel, including executive officers, are offered meals prepared by the Company’s in-house catering department, which we refer to as “Company Meals.”

In 2016, we also made available to Mr. Saylor, as CEO, perquisites that were not generally available to other executive officers:

•	We provided Company-owned vehicles and related driving services to Mr. Saylor. In addition to business use, we authorized Mr. Saylor to make personal use of the Company-owned vehicles and related driving services when such vehicles were not being used exclusively for business purposes.

•	We pay for the services of one or more drivers for vehicles other than Company-owned vehicles for Mr. Saylor’s personal use. We have established a policy that the aggregate compensation to Mr. Saylor and any other director or employee of the Company as a result of personal use of such alternative car services, excluding any associated tax gross-up payments, may not exceed $100,000 in any fiscal year.

•	We subleased, at no rental cost, periodic use of a standard office space at our current headquarters building to Aeromar Management Company, LLC, which is a company wholly owned by Mr. Saylor and through which Mr. Saylor conducts personal business activities. Beginning in October 2014, the use of the subleased office space was reduced from an office to a cubicle.

•	We pay for various costs related to a CEO security program pursuant to which security services are provided to Mr. Saylor; provided that the total cost to the Company of such program, together with any associated tax gross-up payments to Mr. Saylor, does not exceed $950,000 in any given calendar year (the “CEO Security Program Cap”).

•	We permit Mr. Saylor to make personal use of the Company’s in-house catering resources. We refer to such use, other than for Company Meals, as “Non-Business Catering Use.” We have established a policy that the compensation imputed to Mr. Saylor as a result of Non-Business Catering Use, excluding any associated tax gross-up payments, may not exceed $25,000 in any fiscal year.

•	We may hold, host or otherwise arrange events, outings or other similar entertainment functions at which Mr. Saylor is permitted to entertain personal guests. We have established a policy that the aggregate incremental cost to us of such entertainment activities (to the extent that they are not Corporate Development Programs) attributable to Mr. Saylor, including any associated tax gross-up payments, may not exceed $75,000 in any fiscal year (the “Entertainment Events Cap”).

To the extent that any of the arrangements described above result in compensation to an executive officer, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such executive officer a tax gross-up in cash approximating his (i) federal and state income and payroll taxes on the taxable income associated with such arrangements plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company with respect to the imputed compensation, subject to the Entertainment Events Cap and CEO Security Program Cap, as applicable.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the CEO, and may adjust, add or eliminate certain perquisites or benefits. Similarly, the Compensation Committee and CEO periodically review the levels of perquisites and other personal benefits provided to the other executive officers, and may adjust, add or eliminate certain perquisites or benefits.

Change-of-Control Agreement

The options to purchase shares of our class A common stock granted under the 2013 Equity Plan to our executive officers provide or provided, as applicable, for automatic vesting in full in connection with change in control events as described above in the “—Elements Used to Achieve 2016 Compensation Objectives—MicroStrategy Stock Options” section. For details on potential payments upon a change in control, please see “Executive and Director Compensation—Executive Officer Compensation—Potential Payments Upon Termination or Change in Control.”

Performance Incentive Plan

Under the Company’s Performance Incentive Plan, the Company is able to grant cash bonus awards to its employees that provide for a payment calculated as a percentage of the Company’s core operating income with respect to a particular performance period (generally a fiscal year), subject to reduction at the discretion of the administrator of the award for a specified amount of time following the applicable performance period. Core operating income is calculated by subtracting (i) the income (loss) from continuing operations before financing and other income and income taxes for our business unit(s) other than our analytics software and services business unit for the applicable period, if any, from (ii) our consolidated income (loss) from continuing operations before financing and other income and income taxes for such period. Payment of any amount determined under the Performance Incentive Plan would generally occur within 31 days after the third anniversary of the end of the fiscal year in which the performance period occurs. The total amount paid under the Performance Incentive Plan to any individual award recipient may not exceed $1.5 million in any fiscal year.

The Compensation Committee has the authority to grant and administer awards under the Performance Incentive Plan that we intend to qualify as performance-based compensation under Section 162(m), and to grant and administer awards to the CEO. The CEO has the authority to grant and administer other awards under the Performance Incentive Plan. At this time, the Compensation Committee and CEO believe that the stock options granted under the 2013 Equity Plan and our cash bonus arrangements provide appropriate incentives to executive officers to increase stockholder value without further grants of awards under the Performance Incentive Plan. There are currently no awards outstanding under the Performance Incentive Plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

By the Compensation Committee of the Board of Directors of MicroStrategy Incorporated.

Carl J. Rickertsen

Robert H. Epstein

Jarrod M. Patten

Executive Officer Compensation

The compensation information set forth below relates to compensation paid by us to our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving as executive officers as of December 31, 2016. In this section, we refer to all of these individuals as our “named executive officers.”

Summary Compensation Table

The table below sets forth certain information concerning the compensation of the named executive officers for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (1)		Total ($)
Michael J. Saylor	2016	1	—		—		—		683,622	(10)	683,623
Chairman of the Board, President & Chief Executive Officer	2015	1	—		—		—		592,441		592,442
	2014	583,333	—		21,708,000	(8)	—		1,810,332		24,101,665
Phong Q. Le	2016	500,000	495,000	(2)	—		—		11,453	(11)(12)	1,006,453
Senior Executive Vice President & Chief Financial Officer	2015	178,030	242,466	(3)	3,315,600	(8)	—		3,063		3,739,159
Timothy E. Lang	2016	400,000	378,000	(4)	—		—		3,252	(11)(13)	781,252
Senior Executive Vice President & Chief Technology Officer	2015	318,750	350,000	(5)	3,409,500	(8)	—		4,533		4,082,783
	2014	88,636	100,000	(6)	—		—		57,976		246,612
David J. Rennyson	2016	437,500	—		—		672,987	(9)	31,796	(11)(14)	1,142,283
Senior Executive Vice President, Worldwide Sales
W. Ming Shao	2016	465,250	378,000	(7)	—		—		13,816	(11)(15)	857,066
Senior Executive Vice President & General Counsel

(1)	All Other Compensation includes the value of perquisites and other personal benefits, employer 401(k) Plan Match and group term Life Insurance for the named executive officer, as well as tax gross-ups paid to him for the fiscal year, but does not include perquisites and other personal benefits for the named executive officer if the total value of all perquisites and other personal benefits for such named executive officer in a given fiscal year was less than $10,000.

For purposes of the amounts reported in this column for 2016:

•	“401(k) Plan Match” refers to matching payments of up to $3,000 annually made by the Company under the Company’s 401(k) plan, which is a benefit available to most Company employees;

•	“CEO Security Program” refers to the expenses related to the CEO security program pursuant to which the Company pays for various costs related to the provision of security to Mr. Saylor;

•	“Company Aircraft” refers to the Bombardier Global Express XRS aircraft owned by the Company, as well as such other aircraft that (i) we may, from time to time, lease or charter, including, without limitation, any aircraft subject to a fractional interest program in which we may participate by leasing a fractional interest and (ii) has been designated by the Company to be “Company Aircraft” under our aircraft use policy;

•	“Company Meals” refer to meals prepared, from time to time, by the Company’s in-house catering department offered to Company personnel, including the named executive officers;

•	“Company Vehicles” refer to the sedan and sports utility vehicle that the Company owned in 2016, and related driving services;

•	“Corporate Development Programs” refer to tickets to sporting, charity, dining, entertainment or similar events, as well as use of corporate suites, club memberships or similar facilities that the Company may acquire;

•	“Executive Healthcare Screening Program” refers to a program pursuant to which the Company pays the cost of annual healthcare screenings for eligible named executive officers;

•	“Life Insurance” refers to premiums paid by the Company with respect to a group term life insurance plan, which is a benefit available to most Company employees;

•	“President’s Club” refers to an annual trip and related events for sales and service personnel who have met specified performance criteria;

•	“Sublease” refers to the sublease of office space by the Company to Aeromar Management Company, LLC, which is wholly owned by Mr. Saylor; and

•	“Supplemental Disability Insurance” refers to premiums paid by the Company with respect to individual disability insurance policies provided to certain Company personnel, including named executive officers, as a supplement to the group disability insurance that is available to most Company employees.

See “Executive and Director Compensation—Compensation Discussion and Analysis” for further discussion of the benefits referred to in this footnote.

With respect to each item of All Other Compensation, we report the aggregate incremental cost to the Company. We generally calculate aggregate incremental cost to the Company by disregarding fixed costs that the Company has already incurred as a general matter but are necessary to provide the item, and aggregating only the variable costs that the Company incurs as a result of providing the item to the named executive officer. We calculate aggregate incremental cost to the Company for the following perquisites that represented the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for a particular named executive officer in 2016 as indicated below:

•	With respect to the Company Aircraft, we have determined that there is no aggregate incremental cost to the Company when personal guests of named executive officers accompany named executive officers on business flights. When the purpose of the flight is personal in nature, we determine the aggregate incremental cost of providing the Company Aircraft for personal use by aggregating variable costs associated with the particular flight such as fuel costs, crew travel expenses, casual and temporary labor costs, aviation staff expenses, aircraft trip planning fees, handler and landing fees, and catering costs.

•	With respect to the CEO Security Program, we have determined that the aggregate incremental cost to the Company of providing this benefit is calculated by prorating the aggregated costs associated with the operation of the CEO Security Program by the percentage of time spent by the security specialists on matters that are personal in nature. Costs associated with the operation of the CEO Security Program include compensation and fees for the security specialists, travel, parking, lodging and meal expenses associated with the provision of security services, consulting and advisory fees, rent and related office expenses, and other business costs.

(2)	Amount shown represents a discretionary cash bonus awarded to Mr. Le with respect to 2016.
(3)	Of the amount shown, $100,000 represents a one-time reporting bonus awarded to Mr. Le in connection with the commencement of his employment with the Company in August 2015 and $142,466 represents a discretionary bonus awarded to Mr. Le with respect to 2015.
(4)	Amount shown represents a discretionary cash bonus awarded to Mr. Lang with respect to 2016.

(5)	Of the amount shown, $150,000 represents a one-time discretionary bonus awarded to Mr. Lang in 2015 in recognition of his achievement of certain strategic goals and $200,000 represents a discretionary annual bonus awarded to Mr. Lang with respect to 2015.
(6)	Amount shown represents a discretionary cash bonus awarded to Mr. Lang with respect to 2014.
(7)	Amount shown represents a discretionary cash bonus awarded to Mr. Shao with respect to 2016.
(8)	Represents the grant date fair value of an option to purchase shares of our class A common stock granted under the 2013 Equity Plan, calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation.” See Note 12, “Share-based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the years ended December 31, 2014, December 31, 2015, and December 31, 2016, as applicable, for the assumptions made in determining grant date fair value for the option. This amount reflects the grant date fair value for the option and is not intended to represent the value, if any, that has been or will be actually realized by the individual.
(9)	Amount shown represents a cash bonus awarded to Mr. Rennyson pursuant to his performance-based cash bonus plan for 2016.
(10)	Amount shown consists of (i) $226,238 in connection with personal use of the Company Aircraft, (ii) $286,626 in connection with the CEO Security Program, (iii) $109,937 in tax gross-ups paid to Mr. Saylor for the fiscal year and (iv) amounts in connection with the Sublease, personal use of Company Vehicles, personal use of Corporate Development Programs, Supplemental Disability Insurance and Company Meals.
(11)	Each amount shown includes (i) $3,000 in connection with 401(k) Plan Match and (ii) $150 in connection with Life Insurance.
(12)	Amount shown also includes $8,303 in tax gross-ups paid to Mr. Le for the fiscal year.
(13)	Amount shown also includes $102 in tax gross-ups paid to Mr. Lang for the fiscal year.
(14)	Amount shown also includes amounts in connection with (i) personal use of Corporate Development Programs, (ii) President’s Club, (iii) Executive Healthcare Screening Program, (iv) Company Meals and (v) $14,232 in tax gross-ups paid to Mr. Rennyson for the fiscal year.
(15)	Amount shown also includes amounts in connection with (i) personal use of Corporate Development Programs, (ii) Supplemental Disability Insurance and (iii) Company Meals.

Grants of Plan-Based Awards for 2016

The following table sets forth certain information concerning grants of plan-based awards to the named executive officers for the fiscal year ended December 31, 2016:

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Grant Date	Threshold ($)	Target ($)		Maximum ($)
Michael J. Saylor	—	—	—		—
Phong Q. Le	—	—	—		—
Timothy E. Lang	—	—	—		—
David J. Rennyson	(1)	(1)	526,545	(1)	8,000,000	(1)
W. Ming Shao	—	—	—		—

(1)

On March 30, 2016, the Compensation Committee established a performance-based cash bonus plan for Mr. Rennyson with respect to his performance for 2016, as discussed in “Executive and Director Compensation—Compensation Discussion and Analysis.” The cash bonus plan was designed to award Mr. Rennyson based on (i) his department’s contribution margin over a specified threshold and (ii) the annualized value of certain types of contracts over a specified threshold. The maximum bonus amount that could be awarded to Mr. Rennyson pursuant to this cash bonus plan was $8 million. There were no threshold or target bonus amounts under the cash bonus plan. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance.

Accordingly, the amount in the “Target” column represents the award for which Mr. Rennyson would have been eligible if the contribution margin and annualized value of renewal contracts for fiscal year 2016 had been the same as the contribution margin and annualized value of renewal contracts for fiscal year 2015. On January 30, 2017, the Compensation Committee determined to award a cash bonus to Mr. Rennyson pursuant to this bonus plan in the amount of $672,987 with respect to his performance during fiscal year 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth information concerning unexercised options outstanding as of December 31, 2016 for each of the named executive officers. All option awards were with respect to our class A common stock and were granted under the 2013 Equity Plan.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price per Share ($)	Option Expiration Date
Michael J. Saylor	200,000	200,000	121.43	4/30/2024
Phong Q. Le	10,000	30,000	201.25	9/8/2025
Timothy E. Lang	12,500	37,500	165.01	2/2/2025
David J. Rennyson	17,500	52,500	165.01	2/2/2025
W. Ming Shao	5,000	10,000	119.02	5/4/2024
	2,500	7,500	165.01	2/2/2025

(1)	Each option (i) is not intended to qualify as an incentive stock option, (ii) has an exercise price per share equal to the closing sale price of our class A common stock as quoted on NASDAQ on the date of grant, (iii) expires on the tenth anniversary of the date of grant, (iv) vested as to 25% of the original number of shares subject to the stock option on the first anniversary of the date of grant, and vests as to an additional 25% on each anniversary thereafter until the option is vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement, (v) provides for automatic vesting in full upon a change in control event (as defined in the applicable option agreement) and (vi) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan.

Option Exercises in 2016

None of the named executive officers exercised their stock options during the fiscal year ended December 31, 2016.

Potential Payments Upon Termination or Change in Control

The options to purchase shares of our class A common stock granted under the 2013 Equity Plan to the named executive officers outstanding as of December 31, 2016 provide for automatic vesting in full upon a change in control event (as defined in the applicable option agreement). If such a change in control event had occurred on December 30, 2016:

•	the vesting of the options held by Mr. Saylor would have been accelerated with respect to 200,000 shares, representing a benefit of $15,194,000, based on the difference between $121.43, the exercise price per share of the options, and $197.40, the closing price of our class A common stock on NASDAQ on December 30, 2016;

•	the vesting of the options held by Mr. Le would have been accelerated with respect to 30,000 shares; however, because the exercise price of Mr. Le’s options, $201.25, is higher than the closing price of our class A common stock on NASDAQ on December 30, 2016, Mr. Le would not have received any benefit from the acceleration;

•	the vesting of the options held by Mr. Lang would have been accelerated with respect to 37,500 shares, representing a benefit of $1,214,625, based on the difference between $165.01, the exercise price per share of the options, and $197.40, the closing price of our class A common stock on NASDAQ on December 30, 2016;

•	the vesting of the options held by Mr. Rennyson would have been accelerated with respect to 52,500 shares, representing a benefit of $1,700,475, based on the difference between $165.01, the exercise price per share of the options, and $197.40, the closing price of our class A common stock on NASDAQ on December 30, 2016; and

•	the vesting of the options held by Mr. Shao would have been accelerated with respect to (i) 10,000 shares, representing a benefit of $783,800, based on the difference between $119.02, the exercise price per share of the options granted in 2014, and $197.40, the closing price of our class A common stock on NASDAQ on December 30, 2016 and (ii) 7,500 shares, representing a benefit of $242,925, based on the difference between $165.01, the exercise price per share of the options granted in 2015, and $197.40, the closing price of our class A common stock on NASDAQ on December 30, 2016.

Director Compensation

Each non-employee or “outside” director receives a fee of $37,500 for each quarterly meeting of the Board of Directors that the outside director attends in person. An outside director may be paid this fee for attending a quarterly Board meeting via telephonic conference call if the outside director has good reason for the outside director’s failure to attend such meeting in person as determined by the Chairman of the Board of Directors, but such payment is limited to one occurrence in any given fiscal year. Each outside director who is a member of the Audit Committee also receives a fee of $10,000 (or $12,500 in the case of the Chairman of the Audit Committee) for each quarterly meeting of such committee that the outside director attends in person. Each outside director who is a member of the Compensation Committee also receives a fee of $5,000 (or $7,500 in the case of the Chairman of the Compensation Committee), which is paid quarterly; provided that, in order to be eligible to receive the fee with respect to a fiscal quarter, the outside director must have served on the Compensation Committee on the last day of such fiscal quarter. Each outside director may also receive up to an additional $12,000 of fees in the aggregate in any fiscal quarter for additional services delegated by the Board of Directors to such outside director in the outside director’s capacity as a member of the Audit Committee, the Compensation Committee, the Board of Directors, or any other committees of the Board of Directors; provided that any such fee paid with respect to a particular service must be approved by the Board of Directors following the completion of such service by the outside director. Additionally, since May 2015, each outside director receives on May 31 of each year an automatic annual stock option award to purchase 5,000 shares of our class A common stock in accordance with the terms of the 2013 Equity Plan.

From time to time, the Board of Directors may hold meetings and other related activities in various locations for which the Company pays for the expenses of outside directors and their guests (“Meeting Activities”). In addition, we may hold, host or otherwise arrange parties, outings or other similar entertainment events for which the Company pays for the expenses of outside directors and their guests (“Entertainment Events”). We may also request that outside directors participate in conferences, symposia and other similar events or activities relating to our business for which the Company pays the expenses of outside directors and their guests (“Company-Sponsored Activities” and, collectively with Meeting Activities and Entertainment Events, “MicroStrategy Activities”). Any employee director is also eligible to participate in MicroStrategy Activities.

We are also authorized to make available, from time to time, for personal use by outside directors, our executive officers, and other employees of the Company and its subsidiaries: tickets to sporting, charity, dining, entertainment or similar events, as well as use of corporate suites, club memberships or similar facilities that we may acquire; Company-owned vehicles and related driving services; the services of one or more drivers for vehicles other than Company-owned vehicles; and Company Aircraft which includes the Company’s Bombardier Global Express XRS aircraft, as well as such other aircraft (i) that we may, from time to time, lease or charter, including, without limitation, any aircraft subject to a fractional interest program in which we may participate by leasing a fractional interest and (ii) that has been designated by the Company to be “Company Aircraft” under our aircraft use policy. Outside directors may make personal use of Company Aircraft; provided that (A) all outside directors are invited by the Company to travel on the applicable flight and (B) such personal use is in connection with the outside director’s participation in one or more (1) Meeting Activities, (2) Entertainment Events to which all outside directors have been invited, or (3) Company-Sponsored Activities. In addition, outside directors may make personal use of Company Aircraft on a “ride-along” basis. We also make available to outside directors certain medical, dental and vision insurance plan benefits that we offer to our U.S. employees.

To the extent that any of the arrangements described above, other than fee compensation, result in imputed compensation to an outside director, we pay to (or withhold and pay to the appropriate taxing authority on behalf of) such outside director a tax gross-up in cash approximating his (i) federal and state income and payroll taxes on the taxable income associated with such arrangements plus (ii) federal and state income and payroll taxes on the taxes that the outside director may incur as a result of the payment of taxes by us with respect to the imputed compensation, subject to the aggregate amount limitations described above in “Executive and Director Compensation—Compensation Discussion and Analysis,” if applicable.

The following table sets forth information concerning the compensation of each of our non-employee directors for the fiscal year ended December 31, 2016. For more information regarding the compensation of our employee director, Mr. Saylor, please see “Executive and Director Compensation—Executive Officer Compensation” above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Robert H. Epstein	170,000	373,550	6,061	549,611
Stephen X. Graham	200,000	373,550	2,278	575,828
Jarrod M. Patten	210,000	373,550	—	583,550
Carl J. Rickertsen	220,000	373,550	10,806	604,356

(1)	Represents the grant date fair value of an option to purchase shares of our class A common stock awarded to each non-employee director on May 31, 2016, constituting the second automatic annual grant awarded to each non-employee director pursuant to the 2013 Equity Plan, and calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation.” See Note 12, “Share-based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2016, for the assumptions made in determining grant date fair value for these options. The amounts reflect the grant date fair value for these options and are not intended to represent the value, if any, that has been or will be actually realized by the individual. As of December 31, 2016, our non-employee directors held the following shares of our class A common stock, and the following number of outstanding options to purchase shares of our class A common stock:

Name	Shares of Class A Common Stock	Outstanding Options (a)
Robert H. Epstein	—	27,900
Stephen X. Graham	200	35,000
Jarrod M. Patten	—	41,683
Carl J. Rickertsen	3,000	45,000

(a)	Each option (i) is not intended to qualify as an incentive stock option, (ii) has an exercise price per share equal to the closing sale price of our class A common stock as quoted on NASDAQ on the date of grant, (iii) expires on the tenth anniversary of the date of grant, (iv) vested or will vest as to 25% of the original number of shares subject to the stock option on the first anniversary of the date of grant, and vests as to an additional 25% on each anniversary thereafter until the option is vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement, (v) provides for automatic vesting in full upon a change in control event (as defined in the applicable option agreement) and (vi) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan.

(2)	All Other Compensation includes the value of perquisites and other personal benefits for the director, as well as tax gross-ups paid to the applicable director for the fiscal year, but does not include perquisites and other personal benefits for the director if the total value of all perquisites and other personal benefits for such director in a given fiscal year was less than $10,000. For the fiscal year ended December 31, 2016, the total value of all perquisites and other personal benefits, if any, for each of our non-employee directors was less than $10,000 and, accordingly, the figures shown in this column represent only tax gross-ups paid to the applicable director for the fiscal year.

Equity Compensation Plan Information

The following table provides information about the class A common stock of the Company authorized for issuance under our equity compensation plan as of December 31, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by stockholders	885,833	143.89	602,500
Equity compensation plans not approved by stockholders	—	—	—

Total	885,833	143.89	602,500

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors acts under a written charter most recently amended and restated on April 25, 2013. Each member of the Audit Committee meets the NASDAQ Marketplace Rules definition of “independent” for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Exchange Act.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2016 and discussed these financial statements with the Company’s management. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent registered public accounting firm, the following, among other things:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies;

•	management’s selection, application and disclosure of critical accounting policies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting, financial and auditing personnel.

Through periodic meetings during the fiscal year ended December 31, 2016 and the first quarter of 2017, the Audit Committee discussed the following significant items with management and KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”), with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2016:

•	significant revenue contracts;

•	significant and complex transactions;

•	significant accounting and reporting issues and policies;

•	quarterly business results and financial statements; and

•	legal claims and other loss contingencies.

During the fiscal year ended December 31, 2016 and the first quarter of 2017, the Audit Committee performed the following, among other, functions:

•	selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016;

•	monitored the annual independent audit by KPMG for the fiscal year ended December 31, 2016;

•	pre-approved all audit and permitted non-audit services KPMG provided to the Company, and concluded that KPMG’s provision of these services was compatible with the maintenance of KPMG’s independence;

•	reviewed the Company’s risk assessment and management procedures, including the Company’s enterprise risk management policies, practices and procedures;

•	oversaw the Company’s internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

•	reviewed quarterly reports as required by the Company’s Board of Directors regarding significant revenue contracts requiring advance approval from the Audit Committee, litigation and regulatory matters, and the status of internal controls and procedures.

During the fiscal year ended December 31, 2016, the Audit Committee also met in separate sessions with KPMG, the Company’s Chief Executive Officer, Chief Financial Officer, Senior Executive Vice President & General Counsel, Senior Vice President, Worldwide Revenue Recognition, former and current Senior Vice President, Finance & Worldwide Controller, former and current Vice President, Internal Audit and Vice President, Financial Reporting and Compliance.

Management represented to the Audit Committee that the Company’s financial statements relating to the fiscal year ended December 31, 2016 had been prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also reviewed and discussed with KPMG the audited financial statements and the matters required by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.

KPMG also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence. The Audit Committee discussed with KPMG its independence from the Company.

Based on its discussions with management and KPMG, as well as its review of the representations and information provided by management and KPMG, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

By the Audit Committee of the Board of Directors of MicroStrategy Incorporated.

Stephen X. Graham

Jarrod M. Patten

Carl J. Rickertsen

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement, which disclosure includes the “Executive and Director Compensation—Compensation Discussion and Analysis” and “Executive and Director Compensation—Executive Officer Compensation” sections of this proxy statement as they relate to our named executive officers, pursuant to rules promulgated by the SEC. This Proposal 2, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation program.

As described in detail above in the “Executive and Director Compensation—Compensation Discussion and Analysis” section, our executive compensation program is designed to reward, motivate and provide incentives for exceptional individual performance and effective leadership by our executive officers, to reward executive officers for superior financial and operating results of the Company, and to align our executive officers’ interests with those of our stockholders. It is also designed to attract and retain executive officers. Please read the “Executive and Director Compensation—Compensation Discussion and Analysis” and “Executive and Director Compensation—Executive Officer Compensation” sections for additional details about our executive compensation program, including information about the compensation of our named executive officers with respect to the fiscal year ended December 31, 2016.

We recommend that you vote “FOR” the following resolution at the Annual Meeting:

RESOLVED: That the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby approved.

Since a vote on this Proposal 2 is an advisory vote, the outcome of this vote is not binding. However, our Compensation Committee and CEO, who are responsible for designing and administering our executive compensation program, value the opinions of our stockholders on this Proposal 2 and will consider the outcome of the vote on this Proposal 2 when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

As described in Proposal 2 above, we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to rules promulgated by the SEC. In this Proposal 3, we are asking our stockholders to cast an advisory, non-binding vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote in favor of holding an executive compensation advisory vote every three years, every two years or every year, or may abstain from voting.

After careful consideration, the Board of Directors recommends that an executive compensation advisory vote be held once every three years. The Board of Directors believes that a triennial executive compensation advisory vote will allow our stockholders to consider executive compensation in relation to the long-term performance of the Company, and will give our Board of Directors sufficient time to engage with stockholders to better understand their views about executive compensation and respond more effectively to their concerns. For example, holding executive compensation advisory votes every year or every two years may not allow stockholders sufficient time to evaluate the effect of any changes we may make to executive compensation from time to time.

The Board of Directors will consider the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently than the frequency recommended by our stockholders. In the future, we will propose an advisory vote on the frequency of executive compensation advisory votes at least once every six years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR HOLDING FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES ONCE EVERY “3 YEARS.”

PROPOSAL 4

RATIFICATION OF THE SELECTION OF KPMG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017

The Audit Committee has selected, and the Board of Directors has ratified the Audit Committee’s selection of, the firm of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Although stockholder approval of the selection of KPMG is not required by law, the Company believes that it is advisable to give stockholders an opportunity to ratify this selection. If this Proposal 4 is not approved at the Annual Meeting, the Audit Committee may reconsider its selection of KPMG.

Representatives of KPMG are expected to be present at the Annual Meeting and available to respond to appropriate questions from stockholders, and will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees and Services

Aggregate fees for professional services rendered by KPMG to us for work performed during and related to the fiscal years ended December 31, 2016 and 2015 are summarized in the table below.

	Year Ended December 31,
Fee Category	2016 ($)	2015 ($)
Audit Fees	$1,980,467	$1,733,293
Audit-related Fees	30,000	25,000
Tax Fees	—	—
All Other Fees	20,000	53,735

Total Fees	2,030,467	1,812,028

Audit Fees. This category includes fees for professional services rendered for the audits of our consolidated financial statements and statutory and subsidiary audits, services related to Sarbanes-Oxley Act compliance, and assistance with review of documents filed with the SEC.

Audit-related Fees. This category includes fees for assurance and related services in connection with employee benefit plan audits.

Tax Fees. This category includes fees for professional services rendered for tax reviews.

All Other Fees. This category includes fees for professional services rendered in connection with assessments of a new revenue recognition standard.

Audit Committee Pre-Approval Policies and Procedures

During the fiscal years ended December 31, 2016 and 2015, the Audit Committee pre-approved all services (audit and non-audit) provided to MicroStrategy by our independent registered public accounting firm. In situations where a matter cannot wait until a full Audit Committee meeting, the Chairman of the Audit Committee has authority to consider and, if appropriate, approve audit and non-audit services. Any decision by the Chairman of the Audit Committee to pre-approve services must be presented to the full Audit Committee at its next scheduled quarterly meeting. The Audit Committee requires us to make required disclosure in our SEC periodic reports relating to the approval by the Audit Committee of audit and non-audit services to be performed by the independent registered public accounting firm and the fees paid by us for such services. All fees related to services performed by KPMG during the fiscal years ended December 31, 2016 and 2015, respectively, were approved by the Audit Committee.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings for companies.

A number of brokers, financial institutions and other nominees with account holders who are our stockholders will be householding our proxy materials. Under this practice, a single Notice of Internet Availability of Proxy Materials or other annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker, financial institution or other nominee (if you are a beneficial owner) that we or they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other annual meeting materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify us or your broker, financial institution or other nominee. You can submit your written request to us at MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, Attention: Investor Relations, or by calling 703-848-8600.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2018 Annual Meeting of Stockholders, including director nominations described above under the caption “Corporate Governance and the Board of Directors and its Committees—Director Candidates,” must be received by us at our principal offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182 by December 21, 2017 for inclusion in the proxy materials for the 2018 Annual Meeting of Stockholders. MicroStrategy suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company.

If a stockholder wishes to present a proposal before the 2018 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice by March 6, 2018, and if a stockholder fails to provide such timely notice of a proposal to be presented at the 2018 Annual Meeting of Stockholders, the proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

W. Ming Shao

Senior Executive Vice President,

General Counsel and Secretary

April 20, 2017

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO SUBMIT YOUR VOTING INSTRUCTIONS OVER THE TELEPHONE OR ON THE INTERNET OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY MATERIALS, BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM. TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. SUBMITTING VOTING INSTRUCTIONS OR A PROXY WILL NOT PREVENT YOU FROM ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

MICROSTRATEGY INCORPORATED

ATTN: GENERAL COUNSEL

1850 TOWERS CRESCENT PLAZA

TYSONS CORNER, VA 22182

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 30, 2017. Have your Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 30, 2017. Have your Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL

Please fill in, date, and sign your Proxy Card and return it in the postage-paid envelope we have provided as soon as possible or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E25239-P86574 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MICROSTRATEGY INCORPORATED The Board of Directors recommends you vote FOR the following:	For All Nominees	Withhold Authority For All Nominees	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) for whom you wish to withhold authority on the line below.

1. To elect the following five (5) directors for the next year.	☐	☐	☐
Nominees: 01) Michael J. Saylor 02) Robert H. Epstein 03) Stephen X. Graham 04) Jarrod M. Patten 05) Carl J. Rickertsen

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2. To approve, on an advisory, non-binding basis, the compensation of MicroStrategy Incorporated’s named executive officers as disclosed in the proxy statement for the 2017 Annual Meeting.		☐	☐	☐

The Board of Directors recommends you vote for THREE YEARS with respect to the following proposal:	3 Years	2 Years	1 Year	Abstain
3. To recommend, on an advisory, non-binding basis, holding future executive compensation advisory votes every three years, every two years or every year.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
4. To ratify the selection of KPMG LLP as MicroStrategy Incorporated’s independent registered public accounting firm for the fiscal year ending December 31, 2017.		☐	☐	☐

To change the address on your account, please check the box at the right and indicate your new address in the address space on the back of this Proxy Card. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Notice of Internet Availability of Proxy Materials:

The Annual Report and Notice of Meeting & Proxy Statement are available at www.proxyvote.com.

E25240-P86574

MICROSTRATEGY INCORPORATED

Proxy for the Annual Meeting of Stockholders

to be held on Wednesday, May 31, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Michael J. Saylor, Phong Q. Le, and W. Ming Shao, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of MicroStrategy Incorporated (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, on Wednesday, May 31, 2017 at 10:00 a.m., local time, and at any adjournment thereof (the “Meeting”).

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

This proxy, when properly delivered, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted “FOR” Proposals 1, 2, and 4, and for “3 YEARS” with respect to Proposal 3. This proxy may be revoked by the undersigned at any time before its exercise by delivery of written revocation or a subsequently dated Proxy Card to the Secretary of the Company or by voting in person at the Meeting.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

V.1.1